Exhibit 10.1

THIS AGREEMENT is made the                day of                         2026

BETWEEN:

(1)	PMA GRAPHENE TECHNOLOGY GROUP INC., a company incorporated with limited liability in the Cayman Islands, having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (“Company”); and

(2)	LEI LIU (“Executive”).

(“Party” or “Parties” mean respectively a party, or parties, to this Agreement.)

OPERATIVE PROVISIONS

1.	Definitions

In this Agreement, the following words shall have the following meanings:

“Board” means the board of directors from time to time of the Company;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Group” means the Company and any of its associated companies from time to time;

“Termination Date” means the date upon which this Agreement terminates;

2.	Position, Probation and Term

2.1	The Executive will be employed by the Company in the position of Chief Executive Officer.

2.2	The Executive warrants and represents that he will not be in breach of any contract or other obligation to any third party binding upon him by reason of entering into this Agreement or performing any of his duties and obligations under it. The Executive further warrants and represents that he is not under any criminal indictment or charge. The Executive acknowledges that the Company has agreed to enter into this Agreement relying on these representations and warranties and any breach of the same will be treated as a material breach so as to justify the summary termination of the Executive’s employment without notice, save for any other remedy available other the applicable law

3.	Place of Work

3.1	The Executive’s primary place of work will be in Hong Kong. The Executive may be also required to work at other locations outside Hong Kong from time to time as directed by the Company, and he may be required to travel to other countries.

4.	Hours of Work

The Company’s normal business hours are 9:00am to 6:30pm Monday to Friday. The Company reserves the right to change the Executive’s working hours and its normal business hours as the needs of the business may require. The Executive may also be required to work outside normal business hours as reasonably directed by the Company or as may be necessary for the full and proper performance of his duties under this Agreement. No additional payment will be made for any overtime worked.

5.	Duties

5.1.	Scope The Executive will perform all duties assigned to him in his capacity as Chief Executive Officer of the Company in connection with the business of the Company including the specific duties set out in the Schedule hereto and any other duties or tasks assigned by the Company from time to time.

5.2.	Reporting The Executive will report to any other representative of the Group as directed by the Board (“Representatives”), and keep him/them appraised of any information concerning the Company and provide any explanations, information and assistance regarding the business that he/they may from time to time require.

5.3.	Fiduciary Obligations and Conflict of Interest The Executive acknowledges that the employment relationship requires mutual trust and confidence between the Executive and the Company and agrees that he owes a fiduciary duty to the Company and is, amongst other things, obliged to:

5.3.1	act in good faith and fidelity to the Company including ensuring that there is no conflict between the personal interest of the Executive and his duties to the Company;

5.3.2	fully disclose and obtain prior written consent from the Board and/or the Representatives to enter into any transaction or contract or commercial arrangement for profit where such a transaction or contract or arrangement is in direct or indirect conflict between the personal interest of the Executive and his duties to the Company;

5.4.	Receipt of Payments or Benefits in Kind The Executive undertakes not to accept any payment or other benefit in money or kind from any person or entity as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of the Company.

5.5.	Acknowledgement The Executive acknowledges that any breach of the requirements of this clause 5 may in the circumstances constitute a fundamental breach of the necessary trust and confidence required in an employment relationship so as to justify the summary termination of the Executive’s employment without notice.

6.	Remuneration, allowance and bonus

6.1	The Executive will be paid a basic salary (“Basic Salary”) at the rate of US$1,280 per month. The Basic Salary shall be payable in twelve equal monthly instalments in arrears on the last working day of each month to the Executive’s nominated bank account.

6.2	The Executive’s salary may be reviewed by the Company on an annual basis. Any increase in salary is in the sole discretion of the Company.

6.3	The Executive shall be responsible for and shall indemnify the Company in respect of the payment of all salaries tax and any other form of taxation in respect of all payments payable to the Executive under this Agreement.

7.	Annual Leave

7.1	Subject to clause 8.4, in addition to the general public holidays (excluding Sundays), the Executive shall be entitled to fifteen 15 days paid annual leave for each calendar year, which will be the leave year.

7.2	Annual leave is to be taken at times mutually agreed in advance with the Representatives.

7.3	Annual leave may not be carried forward from one leave year to the next for a period of more than thirty (30) days unless agreed in writing by the Company. No payment in lieu will be paid for annual leave not taken.

8.	Sick Leave

8.1	If the Executive is absent from work due to illness or injury, he shall:

a.	promptly notify the Company by telephone or by email of any absence through sickness; and

b.	if requested by the Company, provide the Company with a medical certificate to support his absence for any absence of three days or less; or

c.	provide the Company with a medical certificate for any consecutive period of absence of four days or more and with further medical certificates for each subsequent week of absence due to sickness.

8.2	The Executive is entitled to four (4) paid sickness days per month, irrespective whether consecutive or not. The maximum accumulation at any one time is sixty (60) paid sickness days.

9.	Term and termination

9.1	This agreement shall be effect upon the upon the effectives of the Company’s Registration Statement filed with the U.S. Securities and Exchange Commission and shall continue to be effect until or unless terminated by either Party by giving not less than three (3) months’ notice in writing or payment in lieu.

9.2	The Company may terminate the Executive’s employment immediately without notice or payment in lieu if:

a.	he wilfully disobeys a lawful and reasonable order;

b.	he misconducts himself such conduct being inconsistent with the due and faithful discharge of his duties;

c.	he commits a fraudulent or dishonest act;

d.	he is habitually neglectful in his duties; or

e.	on any other ground on which the Company would be entitled to terminate his employment without notice at common law.

9.3	Should the Company terminate the Executive’s employment, all of the Executive’s post termination obligations contained in this Agreement, in particular the confidentiality, non-solicitation and non-competition provisions in clauses 10 and 11, shall remain in full force and effect.

9.4	Upon termination of the Executive’s employment for any reason (or earlier if requested), the Executive shall forthwith return and deliver up to the Company all property (including but not limited to any documents, copy documents (in hard or soft copy), software, credit cards, keys and security passes, laptops, mobile phones or other telecommunication devices) belonging to the Group which are in his possession or control.

9.5	The Executive shall not at any time after the termination of his employment represent himself as shall being connected with the Group.

10.	Confidentiality

10.1	In the course of the Executive’s employment with the Company, he will receive and have access to information which is confidential to the Group and its clients. The Executive agrees and undertakes to maintain in strict confidence any and all information concerning the business and financing of the Group acquired during his employment with the Company, as well as confidential information of any other third parties to which he may have access.

10.2	During and for a period of two (2) years after the Executive’s employment with the Company, (except in the proper performance of his duties with the Company, as permitted by the Company or as required by law, or if the information lawfully comes into the public domain), the Executive will not use for his own account or divulge or disclose to any person, firm or company any trade secret, intellectual property or any other confidential information of or relating to the Group which he may receive or obtain as a result of or in connection with his employment by the Company. For the purposes of this Agreement, confidential information shall include but shall not be limited to all information not in the public domain concerning the business, products, customer and client lists and contact details, procedures, processes and management strategies know-how, technology, accounts, finances, business and marketing plans, contracts, suppliers and business affairs of the Group.

10.3	The Executive will at all times use his best endeavours to maintain the confidentiality of and to prevent the publication or disclosure of any and all information referred to in this clause 12, both during and for a period of two (2) years after the termination of his employment.

10.4	The confidential information specified in clause 12.2 produced or received by the Executive during his employment shall be the property of the Company and all such property and copies thereof shall be surrendered by him to the Company immediately upon the termination of his employment or at the request of the Company at any time during the course of his employment.

11.	Non-solicitation and non-competition

11.1	The Executive covenants with the Company that he shall not at any time during the continuance of this Agreement and for a further period of six (6) months following the Termination Date, either on his own behalf or for any other person directly or indirectly:

11.1.1	approach, canvass, solicit or otherwise endeavour to entice away from the Group the custom of any person who at any time during the twelve (12) months preceding the Termination Date has been a customer or supplier of the Group and during such period he shall not use his knowledge of or influence over any such customer or supplier to or for his own benefit or the benefit of any other person carrying on business in competition with the Company or otherwise use his knowledge of or influence over any such customer or supplier to the detriment of the Company;

11.1.2	solicit or entice or endeavour to solicit or entice away from the Group any person who at the date of termination is employed or engaged by the Group in a managerial, executive or sales capacity and with whom the Executive has had material dealings or was directly managed by or reported to the Executive within the period of twelve (12) months immediately prior to the date of termination;

11.2	The Executive acknowledges that the restrictions set out above are reasonable and necessary for the protection of the legitimate interests of the Group with whom or on whose behalf the Executive has had business dealings and that, having regard to those interests, those restrictions do not work unreasonably upon him.

12.	Personal Data

12.1	Throughout the course of the Executive’s employment with the Company, personal data may be collected from him in relation to his employment for various human resource management purposes. These purposes include, but are not limited to: provision of benefits, compensation and payroll; facilitating performance reviews and appraisals; career development activities; completing tax returns and reviewing employment decisions.

12.2	The personal data collected by the Company may be transferred to any of the associated companies; its insurers and bankers; administrators or managers of any provident fund scheme; and other companies engaged in contractual activities on the Company’s behalf, to be used for the purposes mentioned above.

12.3	It is the Company’s policy to retain certain personal data of employees when they cease to be employed. Such data is required for residual employment-related activities including but not limited to the provision of a job reference; processing application’s for re-employment, matters relating to retirement benefits and allowing the Company to fulfil contractual or statutory obligations.

12.4	Under the Personal Data (Privacy) Ordinance, the Executive has a right to request access to, and correction of his personal data in relation to his employment. If the Executive wishes to exercise these rights, he should provide the Company with a completed data access request form.

12.5	The Executive shall notify the Company without delay of any changes in his personal data including any change of residential address.

13.	Variation of Terms

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties hereto.

14.	Severability and Accrued Rights

14.1	The various provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable by any court, such invalidity and/or unenforceability will not affect the remaining provisions in this Agreement which will remain valid and enforceable.

14.2	The expiration or termination of this Agreement howsoever arising shall not operate to affect such provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

15.	Notices

Notices may be given by either party by letter addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) the

Executive’s last known address and any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post it shall be sufficient to prove that the notice was properly addressed and posted.

16.	Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties and supersedes all other prior negotiations and agreements whether written or oral between the Executive and the Company relating to his employment by the Company.

17.	Independent legal advice

Both the Company and the Executive have been recommended to seek independent legal advice on this Agreement.

18.	Applicable Law

This Agreement is governed by and is to be construed in accordance with the laws of Hong Kong and the parties irrevocably agree to submit for all purposes relating to this Agreement to the non-exclusive jurisdiction of the Labour Tribunal and the courts of Hong Kong.

IN WITNESS whereof this Agreement has been entered into by the parties on the day and year first above written.

SIGNED by ZHIJUN PAN

For and on behalf of

PMA GRAPHENE TECHNOLOGY GROUP INC.

SIGNED by

LEI LIU

THE SCHEDULE

EXECUTIVE DUTIES

●	In charge of general operation and management of the Company

●	Handle full spectrum of compliance in accordance with respective listing rules and regulations

●	Oversee day-to-day operations and drive performance of the business

●	Support the business and drive the Group’s upcoming strategy plans

●	Responsible for strategic capital allocation and corporate development

●	Responsible for investor relations and stakeholder communication

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of , is by and between PMA Graphene Technology Group Inc., a company incorporated under the laws of the Cayman Islands (the “Company”) and Lei Liu (the “Indemnitee”) and shall become effective on the date of this agreement.

RECITALS

WHEREAS, Indemnitee is a director or officer of the Company and in such capacity renders valuable services to the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies;

WHEREAS, the board of directors of the Company (the “Board”) has determined that enhancing the ability of the Company to retain and attract as directors and officers the most capable persons is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification is available; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s continued service as a director or officer of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s Certificate of Incorporation or Memorandum and Articles of Association (collectively, the “Constituent Documents”), any change in the composition of the Board or any change in control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of, and the advancement of Expenses (as defined in Section 1 below) to, Indemnitee as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the Indemnitee’s agreement to continue to provide services to the Company, the parties agree as follows:

AGREEMENT

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Beneficial Owner” has the meaning given to the term “beneficial owner” in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Change in Control” means the occurrence after the Effective Date of any of the following events:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51% or more of the Company’s then outstanding Voting Securities;

(ii) the consummation of a reorganization, merger or consolidation, unless immediately following such reorganization, merger or consolidation, all of the Beneficial Owners of the Voting Securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 51% of the combined voting power of the outstanding Voting Securities of the entity resulting from such transaction;

(iii) during any period of two consecutive years, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c) “Claim” means:

(i) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(ii) any inquiry, hearing or investigation that the Indemnitee determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(e) “Expenses” means any and all expenses, including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 4 only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(f) “Expense Advance” means any payment of Expenses advanced to Indemnitee by the Company pursuant to Section 3 or Section 4 hereof.

(g) “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the Effective Date, related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise (collectively with the Company, “Enterprise”) or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

(h) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently performs, nor in the past five years has performed, services for either: (i) the Company or Indemnitee (other than in connection with matters concerning Indemnitee under this Agreement or of other indemnitees under similar agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(i) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim.

(j) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

(k) “Standard of Conduct Determination” shall have the meaning ascribed to it in Section 8(b) below.

(l) “Voting Securities” means any securities of the Company that vote generally in the election of directors.

2. Indemnification. Subject to Section 8 and Section 9 of this Agreement, the Company shall indemnify Indemnitee, to the fullest extent permitted by the laws of the State of New York in effect on the Effective Date, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Losses if Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which the Indemnitee is solely a witness.

3. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Claim arising out of an Indemnifiable Event at the written request of Indemnitee. Indemnitee shall set forth in such request reasonable evidence that such Expenses have been paid or incurred by Indemnitee. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within thirty days after any request by Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses. In connection with any request for Expense Advances, Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. The Company’s obligation to pay Expense Advances to Indemnitee is contingent upon Indemnitee’s execution and delivery to the Company of an undertaking to repay any amounts paid, advanced, or reimbursed by the Company for such Expenses to the extent that it is ultimately determined, following the final disposition of such Claim, that Indemnitee is not entitled to indemnification hereunder. Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

4. Indemnification for Expenses in Enforcing Rights. To the fullest extent allowable under applicable law, the Company shall also indemnify Indemnitee against, and, if requested by Indemnitee, shall advance to Indemnitee subject to and in accordance with Section 3, any Expenses actually and reasonably paid or incurred by Indemnitee in connection with any action or proceeding by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Claims relating to Indemnifiable Events, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company. However, in the event that Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, as the case may be, then all amounts advanced under this Section 4 shall be repaid.

5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Notification and Defense of Claims.

(a) Notification of Claims. Indemnitee shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which Indemnitee could seek Expense Advances, including a brief description (based upon information then available to Indemnitee) of the nature of, and the facts underlying, such Claim. The failure by Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder unless the Company’s ability to participate in the defense of such claim was materially and adversely affected by such failure. If at the time of the receipt of such notice, the Company has directors’ and officers’ liability insurance in effect under which coverage for Claims related to Indemnifiable Events is potentially available, the Company shall give prompt written notice to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Claim, in each case substantially concurrently with the delivery or receipt thereof by the Company.

(b) Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense and, except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided, however, that if (i) Indemnitee’s employment of its own legal counsel has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of such Claim, (iii) after a Change in Control, Indemnitee’s employment of its own counsel has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Claim, then Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm) and all Expenses related to such separate counsel shall be borne by the Company.

7. Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, Indemnitee shall submit to the Company a written request therefor, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Claim. Indemnification shall be made insofar as the Company determines Indemnitee is entitled to indemnification in accordance with Section 8 below.

8. Determination of Right to Indemnification.

(a) Mandatory Indemnification; Indemnification as a Witness.

(i) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with Section 2 to the fullest extent allowable by law, and no Standard of Conduct Determination (as defined in Section 8(b)) shall be required.

(ii) To the extent that Indemnitee’s involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, the Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law and no Standard of Conduct Determination (as defined in Section 8(b)) shall be required.

(b) Standard of Conduct. To the extent that the provisions of Section 8(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under New York law that is a legally required condition to indemnification of Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a “Standard of Conduct Determination”) shall be made as follows:

(i) if no Change in Control has occurred, (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum or (C) if there are no such Disinterested Directors, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and

(ii) if a Change in Control shall have occurred, (A) if the Indemnitee so requests in writing, by a majority vote of the Disinterested Directors, even if less than a quorum of the Board or (B) otherwise, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

(c) Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 8(b) to be made as promptly as practicable. If the person or persons designated to make the Standard of Conduct Determination under Section 8(b) shall not have made a determination within thirty days after the later of (A) receipt by the Company of a written request from Indemnitee for indemnification pursuant to Section 7 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, if the person or persons making such determination in good faith requires such additional time to obtain or evaluate information relating thereto. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any Claim.

(d) Payment of Indemnification. If, in regard to any Losses:

(i) Indemnitee shall be entitled to indemnification pursuant to Section 8(a);

(ii) no Standard Conduct Determination is legally required as a condition to indemnification of Indemnitee hereunder; or

(iii) Indemnitee has been determined or deemed pursuant to Section 8(b) or Section 8(c) to have satisfied the Standard of Conduct Determination,

then the Company shall pay to Indemnitee, within thirty days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) is satisfied, an amount equal to such Losses.

(e) Selection of Independent Counsel for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 8(b)(i), the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 8(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, Indemnitee or the Company, as applicable, may, within five days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences, the introductory clause of this sentence and numbered clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 8(e) to make the Standard of Conduct Determination shall have been selected within twenty days after the Company gives its initial notice pursuant to the first sentence of this Section 8(e) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 8(e), as the case may be, either the Company or Indemnitee may petition a court of competent jurisdiction to resolve any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or to appoint as Independent Counsel a person to be selected by such court or such other person as the court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 8(b).

(f) Presumptions and Defenses.

(i) Indemnitee’s Entitlement to Indemnification. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company shall have the burden of proof to overcome that presumption and establish that Indemnitee is not so entitled. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by the Indemnitee in a court of competent jurisdiction. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any legal proceedings brought by Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

(ii) Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

(iii) No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification hereunder is otherwise not permitted.

(iv) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, the burden of proving such a defense or that the Indemnitee did not satisfy the applicable standard of conduct shall be on the Company.

(v) Resolution of Claims. The Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of Section 8(a)(i) if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Claim relating to an Indemnifiable Event to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with our without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise for purposes of Section 8(a)(i). The Company shall have the burden of proof to overcome this presumption.

9. Exclusions from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to Indemnitee for Expenses or Losses with respect to proceedings initiated by Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:

(i) proceedings referenced in Section 4 above (unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous); or

(ii) where the Company has joined in or the Board has consented to the initiation of such proceedings;

(b) indemnify Indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law;

(c) indemnify Indemnitee for the disgorgement of profits arising from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute; or

(d) indemnify or advance funds to Indemnitee for Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

10. Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on the Indemnitee without the Indemnitee’s prior written consent.

11. Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director or officer of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of another Enterprise) and shall continue thereafter (i) so long as Indemnitee may be subject to any possible Claim relating to an Indemnifiable Event (including any rights of appeal thereto) and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Claim or proceeding.

12. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, the New York Business Corporation Law, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the Effective Date, Indemnitee will be deemed to have such greater right hereunder.

13. Liability Insurance. The Company shall from time to time make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance providing the officers and directors of the Company with coverage for losses incurred in connection with their services to the Company or to ensure the Company’s performance of its indemnification obligations under this Agreement. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers, as applicable. Upon reasonable request, the Company will provide to Indemnitee copies of all directors’ and officers’ liability insurance applications, binders, policies, declarations and endorsements.

14. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any insurance policy, the Constituent Documents, Other Indemnity Provisions or otherwise of the amounts otherwise indemnifiable by the Company hereunder.

15. Subrogation. In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

16. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

18. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

19. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand; (ii) otherwise delivered against receipt therefor; (iii) mailed by postage prepaid, certified or registered mail; or (iv) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party:

(a) if to the Indemnitee

Office Unit B8, 27/F
NCB Innovation Centre
No. 888 Lai Chi Kok Road
Kowloon, Hong Kong

(b) if to the Company:

Office Unit B8, 27/F
NCB Innovation Centre
No. 888 Lai Chi Kok Road
Kowloon, Hong Kong
Attn: Board of Directors

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws.

21. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PMA GRAPHENE TECHNOLOGY GROUP INC.

By:	/s/ Zhijun Pan
Name:	Zhijun Pan
Title:	Director

INDEMNITEE

/s/ Lei Liu
Lei Liu